EXHIBIT 99.1

NEWS RELEASE

For more information, contact:

Steve Albright	or:	Fred Nielson
Chief Financial Officer		Investor Relations
(636) 733-1305		(636) 733-1314

FOR IMMEDIATE DISTRIBUTION

RELIV INTERNATIONAL REPORTS SECOND-QUARTER RESULTS;
RESTRUCTURES EUROPEAN OPERATIONS

CHESTERFIELD, Mo., July 30, 2008 - Reliv International, Inc. (NASDAQ:RELV), a nutrition and direct selling company, today reported net sales for the second quarter of $24.0 million, compared to net sales of $26.3 million in the second quarter last year.

Net income for the second quarter equaled $569,000 or $0.04 per diluted share, compared to net income of $823,000 or $0.05 per diluted share in the second quarter of 2007.

For the six months ended June 30, net sales equaled $52.2 million compared to $61.3 million in the first six months of 2007. Net income was $2.1 million in the first half of 2008, or $0.13 per diluted share, compared to $3.4 million or $0.21 per diluted share for the same period last year.

The company also announced a restructuring of its European operations and a related one-time charge of $110,000 after taxes. Excluding the one-time charge, second-quarter 2008 earnings would have been $679,000, but earnings per share would have remained at $0.04.

Under the restructuring, Reliv’s corporate office in Germany is closing, though the existing distribution center will continue to serve distributors in Germany and other European countries. Except for the distribution center, all other European operations now are being run out of Reliv’s United Kingdom office. Reliv expects the restructuring to achieve operating efficiencies moving forward. Distributors will still be able to build their businesses in each of the countries where Reliv currently operates.

As of June 30, 2008, Reliv’s distributor base totaled approximately 69,450, nearly equal to the number of distributors a year earlier.

Net sales in the United States equaled $20.4 million in the second quarter compared to net sales of $23.3 million in the second quarter of 2007. International net sales (sales outside of the United States) rose 16.6 percent in the second quarter to $3.5 million. Reliv’s Malaysia/Singapore region had the strongest gain among all Reliv markets in the quarter.

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Reliv International, Inc. and Subsidiaries
ADD ONE

“On a positive note, our sales gains outside of the U.S., particularly in Asia, are a bright spot for Reliv,” said Robert L. Montgomery, president, chairman and chief executive officer. “Asian sales gains have reduced operating losses by approximately 90 percent in that region compared to the first half of last year, and we expect consolidation in Europe to improve results in that region.

“But our key focus is turning around U.S. sales,” Montgomery said. “With that in mind, Reliv will announce new programs at our International Conference in August and in the following months related to products, retention and incentives that we expect to boost sales and recruiting,” he added.

Selling, general and administrative (SG&A) costs in this year’s second quarter were down compared to the SG&A expenses in the year-ago quarter. As a percentage of sales, however, SG&A increased to 40.0 percent vs. 38.8 percent in the second quarter of 2007.

Reliv had $11.9 million in cash, cash equivalents and short-term investments as of June 30. Reliv reported cash from operations for the first half of 2008 of $2.2 million. During the second quarter, Reliv repurchased 211,700 shares of its common stock.

Reliv announced a price increase across much of its U.S. product line to take effect Friday, Aug. 1. The increases were driven by rising ingredient and freight costs, and they range from 6 to 12 percent, depending on the product.

“I believe that the plans in place for the second half of 2008 offer Reliv a very good opportunity to return to top- and bottom-line growth,” Montgomery said. “The basics of our business remain in place: Reliv makes nutrition simple. Our products may help foster wellness through preventative means and can play a role in supporting the weight management efforts undertaken by millions of people. In addition, we offer distributors an outstanding business opportunity,” he added.

Reliv will host a conference call to discuss second-quarter earnings with investors at 1:00 p.m. Eastern Daylight Time on July 30. The dial-in number for investors is 888-680-0869. The participant passcode is 19464079. To register, please call in 15 minutes prior to start of the call. A replay of this call will be available for one week by telephone from 3:00 p.m. Eastern by calling 888-286-8010 and using the passcode 61697735. A live web cast of this call will be available through the Investor Relations section of Reliv’s Web site, http://www.reliv.com/US/EN/Conference%20Calls%20Presentations.html. An online archive of the broadcast will be available on Reliv’s Web site in the Investor Relations section 24 hours after the call concludes.

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Reliv International, Inc. and Subsidiaries
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About Reliv

Reliv International, Inc., based in suburban St. Louis, Mo., is a developer, manufacturer and marketer of a proprietary line of nutritional supplements addressing essential daily nutrition, sports nutrition, weight management and nutraceuticals. Reliv sells its products through an international network marketing system of approximately 69,450 independent distributors. Additional information about Reliv International, Inc. can be obtained on the Web at www.reliv.com.

--FINANCIAL HIGHLIGHTS FOLLOW -

Reliv International, Inc. and Subsidiaries
ADD THREE

Condensed Consolidated Balance Sheets
	June 30		December 31
	2008		2007
	(Unaudited)
Assets
Current Assets:
Cash and cash equivalents	$10,352,319		$11,694,699
Short-term investments	1,521,111		398,592
Accounts and notes receivable, less allowances of
$8,600 in 2008 and $8,300 in 2007	443,045		811,634
Accounts due from employees and distributors	238,842		204,705
Inventories	6,887,501		6,179,238
Other current assets	2,159,857		1,798,932

Total current assets	21,602,675		21,087,800

Other assets	3,032,874		2,999,903
Accounts due from employees and distributors	231,544		319,883

Net property, plant and equipment	9,128,400		9,199,185

Total Assets	$33,995,493		$33,606,771

Liabilities and Stockholders' Equity

Total current liabilities	$8,825,433		$8,574,257
Total non-current liabilities	1,156,335		1,227,313
Stockholders' equity	24,013,725		23,805,201

Total Liabilities and Stockholders' Equity	$33,995,493		$33,606,771

Consolidated Statements of Income
	Three months ended June 30				Six months ended June 30
	2008		2007		2008	2007
	(Unaudited	)	(Unaudited	)	(Unaudited )	(Unaudited	)
Product sales	$21,295,574		$23,550,919		$46,492,752	$54,948,885
Handling & freight income	2,664,136		2,773,618		5,738,344	6,339,296

Net Sales	23,959,710		26,324,537		52,231,096	61,288,181

Costs and expenses:
Cost of products sold	4,110,910		4,398,940		8,945,436	10,460,332
Distributor royalties and commissions	9,422,481		10,602,827		20,544,853	24,531,390
Selling, general and administrative	9,589,478		10,199,831		19,521,277	21,229,680

Total Costs and Expenses	23,122,869		25,201,598		49,011,566	56,221,402

Income from operations	836,841		1,122,939		3,219,530	5,066,779

Other income (expense):
Interest income	100,691		163,514		235,564	376,116
Interest expense	(9,981)		(447)		(10,394)	(573)
Other income (expense)	17,523		98,305		(17,589)	195,238

Income before income taxes	945,074		1,384,311		3,427,111	5,637,560
Provision for income taxes	376,000		561,000		1,332,000	2,194,000

Net Income	$569,074		$823,311		$2,095,111	$3,443,560

Earnings per common share - Basic	$0.04		$0.05		$0.13	$0.21
Weighted average shares	15,821,000		16,135,000		15,847,000	16,282,000

Earnings per common share - Diluted	$0.04		$0.05		$0.13	$0.21
Weighted average shares	15,821,000		16,308,000		15,847,000	16,453,000

Cash dividends declared per common share	$0.05		$0.05		$0.05	$0.05

Reliv International, Inc. and Subsidiaries
ADD FOUR
	The following tables summarize net sales by geographic market ranked by the date we began operations in each market.
Net sales by Market
(in thousands)
	Three months ended June 30,				Change From
	2008		2007		Prior Year
	Amount	% of sales	Amount	% of sales	Amount	%

United States	20,435	85.3%	23,303	88.5%	(2,868)	-12.3%
Australia/New Zealand	682	2.8%	722	2.7%	(40)	-5.5%
Canada	436	1.8%	378	1.4%	58	15.3%
Mexico	481	2.0%	393	1.5%	88	22.4%
United Kingdom/Ireland	270	1.1%	252	1.0%	18	7.1%
Philippines	695	2.9%	671	2.6%	24	3.6%
Malaysia/Singapore	850	3.6%	424	1.6%	426	100.5%
Germany	111	0.5%	182	0.7%	(71)	-39.0%

Consolidated Total	23,960	100.0%	26,325	100.0%	(2,365)	-9.0%

Net sales by Market
(in thousands)
	Six months ended June 30,				Change From
	2008		2007		Prior Year
	Amount	% of sales	Amount	% of sales	Amount	%

United States	45,120	86.4%	55,206	90.1%	(10,086)	-18.3%
Australia/New Zealand	1,428	2.7%	1,375	2.3%	53	3.9%
Canada	897	1.7%	818	1.3%	79	9.7%
Mexico	880	1.7%	804	1.3%	76	9.5%
United Kingdom/Ireland	557	1.1%	539	0.9%	18	3.3%
Philippines	1,509	2.9%	1,299	2.1%	210	16.2%
Malaysia/Singapore	1,492	2.8%	754	1.2%	738	97.9%
Germany	348	0.7%	493	0.8%	(145)	-29.4%

Consolidated Total	52,231	100.0%	61,288	100.0%	(9,057)	-14.8%

The following table sets forth, as of June 30, 2008 and 2007, the number of our active distributors and Master Affiliates and above. The total number of active distributors includes Master Affiliates and above. We define an active distributor as one that enrolls as a distributor or renews its distributorship during the prior twelve months. Master Affiliates and above are distributors that have attained the highest level of discount and are eligible for royalties generated by Master Affiliates and above in their downline organization. Growth in the number of active distributors and Master Affiliates and above is a key factor in continuing the growth of our business.

Active Distributors and Master Affiliates and above by Market

	As of 6/30/2008		As of 6/30/2007		Change in %
	Active Distributors	Master Affiliates and Above	Active Distributors	Master Affiliates and Above	Active Distributors	Master Affiliates and Above

United States	55,070	10,080	56,930	13,200	-3.3%	-23.6%
Australia/New Zealand	2,420	220	2,510	280	-3.6%	-21.4%
Canada	1,230	150	1,130	150	8.8%	0.0%
Mexico	1,540	220	1,300	190	18.5%	15.8%
United Kingdom/Ireland	750	90	830	130	-9.6%	-30.8%
Philippines	4,900	430	3,990	300	22.8%	43.3%
Malaysia/Singapore	3,040	490	2,260	290	34.5%	69.0%
Germany	500	80	520	150	-3.8%	-46.7%

Consolidated Total	69,450	11,760	69,470	14,690	0.0%	-19.9%